SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 31, 2007

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

On October 31, 2007, The Aristotle Corporation issued a press release announcing financial results for the quarter ended September 30, 2007, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated October 31, 2007.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION
(Registrant)

By: /s/ H. William Smith

Name: H. William Smith
Title: Vice President, General Counsel
and Secretary

Date: October 31, 2007

EXHIBITS

Exhibit 99.1 Press release issued October 31, 2007.

Exhibit 99.1

For Immediate Release

News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2007 Third Quarter and Nine Month Results

Stamford, CT, October 31, 2007 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the third quarter and nine months ended September 30, 2007.

For the third quarter ended September 30, 2007, net sales increased 2.7% to $63.5 million from $61.8 million in the third quarter of 2006, and earnings before income taxes increased 8.7% to $12.4 million from $11.4 million.  For the nine months ended September 30, 2007, net sales increased 4.0% to $168.0 million from $161.5 million for the nine months ended September 30, 2006, and earnings before income taxes increased 9.8% to $29.5 million from $26.9 million.

Net earnings applicable to common stockholders in the third quarter of 2007 were $5.5 million, or $.31 per diluted common share, versus $5.5 million, or $.32 per diluted common share, in the third quarter of 2006. Net earnings applicable to common stockholders for the first nine months of 2007 were $11.8 million, or $.67 per diluted common share, compared to $10.7 million, or $.61 per diluted common share, for the comparable nine months of 2006.

The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions.  Approximately $3.4 million in deferred income tax expense in the 2006 third quarter relates to the non-cash charge for utilization of Federal net operating tax loss carryforwards (“NOLs”).  For the first nine months of 2007 and 2006, respectively, $1.3 million and $7.9 million of the reported deferred income tax expense relate to NOL utilization.  The utilization of NOLs for the reported quarters and year to date periods reduced Aristotle’s current Federal tax liability.  In the first quarter of 2007, the remaining balance of NOLs available as of December 31, 2006, approximately $3.6 million, was utilized from income generated by the Company.

In the quarter ended September 30, 2006, the valuation allowance related to the projected utilization of NOLs was reduced by $.7 million.  The change in the valuation allowance, due primarily to then-current estimates of 2006 taxable income, reduced the deferred income tax expense for the third quarter and nine months ended September 30, 2006 by $.7 million, or $.04 per diluted common share.  Since any NOLs related to the valuation allowance expired at December 31, 2006, there was no such impact in the third quarter and nine months ended September 30, 2007.

Steven B. Lapin, Aristotle’s President and Chief Operating Officer, stated, “The Company’s third quarter is reflective of the peak season of the school market business cycle; as such, operational efforts are focused on efficiently shipping high volumes of product in a timely manner to support the start of the new K-12 year.   While I am pleased to report the Company’s overall organic revenue growth of 2.7% in the 2007 period versus 2006, order flows from teachers, administrators and districts as a whole were slightly below expectations.  One of the primary strengths of Aristotle is, however, the breadth of its offerings; as a result, strong sales principally of domestic and international proprietary health care products more than made up for the unanticipated, modest slippage in some of the Company’s school market lines.”

Mr. Lapin added, “I am also pleased to report that Aristotle continues to grow its profitability at rates greater than revenues.  For the third quarter and nine months ended September 30, 2007, EBITDA increased 8.5% and 8.7%, respectively, against the respective periods of 2006; and the Company’s robust EBITDA ratios to net sales of 20.2% for the 2007 third quarter and 18.3% for the first nine months of 2007 compared favorably to otherwise impressive ratios of 19.1% and 17.5%, respectively, in the 2006 periods.  Aristotle’s results have been realized principally through expansion of its high gross margin proprietary lines in key catalogs.  The Company’s ability to meet the growing demand for these products has been significantly enhanced by the addition, within the past 18 months, of more than 140,000 square feet of manufacturing space at Simulaids and Nasco.”

 Dean T. Johnson, Aristotle’s Chief Financial Officer, added, “Working capital at September 30, 2007 was $77.4 million, increasing $3.9 million compared to the working capital balance at September 30, 2006. Primarily, the growth in working capital relates to a $3.8 million increase in inventories compared to the third quarter of 2006.  The relative increase in inventory is a planned investment to strengthen in-stock conditions and maintain high levels of order fulfillment.  In addition, enhanced production of proprietary lines has required managed growth of raw materials and finished goods for these lines.  The reported increase in inventories approximates the projected requirements.  Further inventory growth through the fourth quarter of 2007, relative to prior year levels, should be nominal.”

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP.  This non-GAAP financial measure is intended to supplement the reader’s overall understanding of the Company’s current financial performance.  However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below.  EBITDA is defined as earnings before income taxes, interest expense, other income and expense, depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products.  A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning.  Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators, health care products and items for the agricultural, senior care and food industries.  Aristotle has more than 850 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are 17.9 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and 1.1 million shares outstanding of Series I preferred stock (NASDAQ: ARTLP); there are also 11.0 million privately-held shares outstanding of Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements.  Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management;  (v) the ability of Aristotle to retain its Federal net operating tax loss carryforward position and other deferred tax positions; and (vi) other factors identified in Item 1A, Risk Factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  As a result, Aristotle’s future development efforts involve a high degree of risk.  For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-K/A, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$63,524	61,843	167,950	161,488
Cost of sales	39,017	38,516	102,909	100,167
Gross profit	24,507	23,327	65,041	61,321

Selling and administrative expense	12,133	12,000	35,677	34,441
Earnings from operations	12,374	11,327	29,364	26,880

Other (expense) income:
Interest expense	(393)	(413)	(1,082)	(1,361)
Other, net	453	525	1,216	1,355
	60	112	134	(6)
Earnings before income taxes	12,434	11,439	29,498	26,874

Income tax expense:
Current	4,690	1,215	8,596	2,970
Deferred	84	2,531	2,623	6,750
	4,774	3,746	11,219	9,720
Net earnings	7,660	7,693	18,279	17,154

Preferred dividends	2,154	2,158	6,470	6,476
Net earnings applicable to common stockholders	$5,506	5,535	11,809	10,678

Earnings per common share:
Basic	$.31	.32	.67	.62
Diluted	$.31	.32	.67	.61

Weighted average common shares outstanding:
Basic	17,927,671	17,269,846	17,552,073	17,261,961
Diluted	17,946,013	17,529,652	17,569,502	17,511,332

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net earnings	$7,660	7,693	18,279	17,154
Add:
Income tax expense	4,774	3,746	11,219	9,720
Interest expense	393	413	1,082	1,361
Other (income) expense	(453)	(525)	(1,216)	(1,355)
Depreciation and amortization	476	511	1,397	1,406
EBITDA	$12,850	11,838	30,761	28,286

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

Assets	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents Marketable securities	$3,173 2,886	5,814 -	3,306 -
Investments	15,761	14,586	14,172
Accounts receivable, net	27,975	15,458	27,261
Inventories, net	40,046	37,487	36,296
Prepaid expenses and other	5,084	8,123	4,818
Deferred income taxes	2,634	4,051	4,562
Total current assets	97,559	85,519	90,415

Property, plant and equipment, net	27,140	25,426	23,873

Goodwill	14,458	13,860	14,018
Deferred income taxes	8,188	8,188	2,712
Investments	4,000	-	-
Other assets	391	328	327
Total assets	$151,736	133,321	131,345

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$300	287	165
Trade accounts payable	8,593	9,440	10,939
Accrued expenses	6,814	6,729	5,099
Income Taxes	4,434	1,478	688
Accrued dividends payable	-	2,159	-
Total current liabilities	20,141	20,093	16,891

Long term debt, less current installments	14,237	11,985	21,297
Long term pension obligations	2,808	4,469	1,417
Other long term accruals	2,424	2,383	-

Stockholders' equity:
Preferred stock, Series I	6,489	6,601	6,601
Preferred stock, Series J	65,760	65,760	65,760
Common stock	179	172	173
Additional paid-in capital	6,867	3,106	3,327
Retained earnings	31,866	20,057	15,569
Accumulated other comprehensive earnings (loss)	965	(1,305)	310
Total stockholders' equity	112,126	94,391	91,740
Total liabilities and stockholders' equity	$151,736	133,321	131,345